Herman Miller Agrees to Acquire Majority Interest in HAY A/S • Further accelerates global growth of the HAY brand • Increases Herman Miller’s ancillary product offering • Expands Herman Miller’s retail and contract furnishing footprint October 7, 2019 ZEELAND, Michigan – Herman Miller, Inc. (NASDAQ: MLHR), the global designer and furniture manufacturer, announced today it signed an agreement to acquire an additional 34% equity interest in HAY A/S (“HAY”) for approximately $78 million. This transaction follows a similar transaction in 2018 in which Herman Miller acquired a 33% equity interest in HAY. Upon closing the current transaction, Herman Miller will own a majority 67% interest in HAY; Rolf and Mette Hay, Co-founders and Creative Directors of HAY, own the remaining 33% of the equity in HAY. Founded in Copenhagen in 2002 by Troels Holch Povlsen and Rolf and Mette Hay, HAY is a leader in ancillary furnishings in Europe and Asia and is active in both the contract and residential furnishing markets. With its proven success as a fast-growing global company, HAY’s catalog of high-quality, well- designed furniture and accessories has been a welcome and transformative addition to the Herman Miller Group family of brands. Herman Miller is excited to continue its partnership with Rolf and Mette, who bring an innovative product direction and a particularly fresh perspective to modern design, having recently been named to Fast Company’s 100 Most Creative People list for 2019. Increasing its ownership position in HAY directly aligns with Herman Miller’s strategic priority to accelerate profitable growth while further integration into the Herman Miller ecosystem will accelerate the development of the HAY brand globally. Since the launch of HAY in North America in 2018 within its retail and contract channels, Herman Miller has seen meaningful progress, including launching the North American eCommerce platform, starting localized production, and opening three physical locations in Portland, OR; Costa Mesa, CA; and Chicago, IL. “Scaling HAY is a key component in expanding our footprint within the retail and contract markets while reaching a younger, more urban demographic that we’ve been targeting for expansion,” said Owen. “I’m so proud of the design-first approach HAY has brought to an already exciting family of brands.” “We are pleased to continue and expand HAY’s relationship with Herman Miller, a company whose design heritage very much inspired both modern living, and Mette and I,” said Rolf Hay. “Our partnership with Herman Miller has enabled us to make our high-quality products by top designers accessible to even more people around the world.” “Our partnership with Herman Miller will help us do what we do best – on a larger scale,” said HAY CEO Henrik Steensgaard. “We look forward to further capitalizing on this great partnership.” Upon closing the transaction, Herman Miller expects to consolidate HAY’s operating results going forward and record a non-controlling interest for the remaining 33% minority ownership stake. Revenue for HAY’s most recent fiscal year that ended in July 2019 totaled approximately $160 million. Excluding the potential purchase accounting impact related to a required step-up in inventory carrying value, this transaction is expected to have a $0.01 to $0.02 accretive impact on earnings per share in the second half of fiscal 2020. Herman Miller currently expects the acquisition to close December 2, 2019, subject to the satisfaction or waiver of certain customary closing conditions, as set forth in the Purchase Agreement.

Additional information concerning the transaction is included in an investor presentation available on Herman Miller’s website. View presentation. For more information contact: Media_Relations@hermanmiller.com Investor_Relations@hermanmiller.com About Herman Miller Herman Miller is a globally recognized provider of furnishings and related technologies and services. Since its inception in 1905, the company has relied on innovative design to help people do great things. The global design leader has evolved into Herman Miller Group, a family of brands that collectively offers a variety of products for environments where people live, learn, work, and heal. The family of brands includes Colebrook Bosson Saunders, Design Within Reach, Geiger, HAY, Maars Living Walls, Maharam, naughtone, Nemschoff, and Herman Miller. For more information, visit www.hermanmiller.com/about-us About HAY Founded in Copenhagen in 2002 with the ambition of creating contemporary furniture for modern living, HAY’s continued vision is to create high-quality and well-designed products in collaboration with some of the world’s most talented, curious, and courageous designers. Inspired by the principles of architecture and the dynamic nature of fashion, the HAY brand has found an enthusiastic international audience. Through our commitment to sophisticated industrial manufacturing processes, we strive to make good design accessible. HAY.com